FOR IMMEDIATE RELEASE
March 27, 2003

CONTACT:          Richard A. Elko
                 Diane M. Davidheiser
                 President & C.E.O.
                 Investor Relations Officer
                 610-970-4627
                 610-970-4604

                        Patriot Bank Corp.
               Declares Special 10% Stock Dividend

Pottstown, PA, March 27, 2003 Patriot Bank Corp. (NASDAQ: PBIX), parent company of Patriot Bank, today announced a special 10% stock dividend. The stock distribution will be made on April 25, 2003 to shareholders of record on April 11, 2003. Shareholders will receive one new share of common stock for each ten shares of common stock owned on April 11, 2003. No fractional shares will be issued. Shareholders entitled to fractional shares will receive cash in lieu thereof, in an amount equal to the average of the high and low bid prices of a share of the common stock on the record date. The date of declaration of the stock dividend is March 26, 2003.

This special stock dividend follows another record year.
Patriot's 2002 highlights include:

     Net income up 26%
     Earnings per share up 24%
     Growth of commercial loans and leases of 9%
     Growth in core deposits of 15%
     44% increase in stock price
     Seventh year of increased cash dividends

These results were achieved while at the same time Patriot laid the groundwork for continued success in the future. In particular:

Patriot announced branching plans to further capitalize on its strong markets.

Patriot entered the wealth management business with the formation of Patriot Advisors and with two complementary acquisitions.
Patriot significantly strengthened its SBA lending capabilities.

"We are optimistic about the future of our company and see this special stock dividend as another way that Patriot's strong performance translates to value for our shareholders," said
Richard A. Elko, President and Chief Executive Officer.

Patriot is a $1 billion financial services company operating 17 banking and lending offices in southeastern Pennsylvania. The closing price of Patriot's common stock was $16.49 on March 26, 2003.

In addition to historical information, this information may contain "forward-looking statements" which are made in good faith by Patriot Bank Corp. ("Patriot"), pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Patriot's strategies, goals, beliefs, expectations, estimates, intentions, financial condition, results of operations, future performance and business of Patriot. Statements preceded by, followed by or that include the words "may," "could," "should," "pro forma," "looking forward," "would," "believe," " expect," "anticipate," "estimate," " intend," "plan," or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Patriot's control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Patriot's financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Patriot cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future acquisition may have on Patriot and any such forward-looking statement. Patriot does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by or on behalf of Patriot.